Pampa Energía Sociedad Anónima (PESA S.A.)

Management’s Report on Internal Control Over Financial Reporting

PESA S.A.’s Management is responsible for establishing and maintaining adequate internal control over financial reporting for PESA S.A. as defined in Exchange Act Rule 13a-15(f) and 15d-15(f). Our internal control over financial reporting was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”). Internal control over financial reporting includes those policies and procedures that:

a)	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of PESA S.A.;

b)

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and that receipts and expenditures of PESA S.A. are being made only in accordance with authorizations of Management and directors of PESA S.A.; and

c)

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of PESA S.A.’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of PESA S.A.’s internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in 2013. Based on such evaluation, Management concluded that the PESA S.A.’s internal control over financial reporting was effective as of December 31, 2015. The effectiveness of PESA S.A.’s internal control over financial reporting as of December 31, 2015 has been audited by Price Waterhouse & Co S.R.L., an independent registered public accounting firm, as stated in their report which accompanies this report.

Gustavo Mariani	Ricardo Torres
Co-Chief Executive Officer	Co-Chief Executive Officer

Buenos Aires, Argentina

March 9, 2016